MTS Systems Corporation
Management Variable Compensation (MVC) Plan

(Revised October, 2003)

Section 1.     General Purpose of the Plan

The name of this plan is the MTS Systems Management Variable Compensation Plan (the “Plan”). The purpose of the Plan is to focus efforts on achievement of near term financial objectives which are critical to the success of MTS Systems Corporation; to reward accomplishments when performance meets or exceeds established targets or business plan objectives; and to more closely tie total compensation (salary plus variable) to the financial results and performance of the company. No employment contract is implied by participation in the Plan.

Section 2.     Definitions

Definitions as used in the Plan are:

a.	“CEO” means the Chief Executive Officer duly elected by the Board.

b.	“Company” means MTS Systems Corporation, a corporation organized under the laws of the State of Minnesota (or any successor corporation).

c.	“Employee” means an employee of the Company, whether or not an officer or member of the Board, but excluding any temporary employee and any person serving the Company only in the capacity of a member of the Board.

d.	“Participant” means an Employee who is eligible to participate in the Plan.

e.	“Plan” means the MTS Systems Corporation Management Variable Compensation Plan.

f.	“Plan Year” means the applicable fiscal year of the Company.

Section 3.     Eligibility and Participation

Employees eligible to participate in the Plan will include:

•	Executives

•	Managers & technical supervisors

•	Key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction.

Employees eligible for other variable compensation (i.e. commissions) are not eligible to participate in the Plan.

Participants must also work at least 1,000 hours in the Plan Year and be employed at the end of the Plan Year to be eligible for a payout. Employees resigning or terminating before the end of the Plan Year, regardless of cause, are not eligible for a payout. Participants who work less than full time during the Plan Year (g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

The CEO must approve any waivers to the eligibility and participation rules listed above.

Section 4.     Plan Goals

Achieving financial results is one of the main objectives of the Plan. For the Executive Management Team, all goals are financial. For all other participants, the goals are a combination of plan financial and operating goals. The financial goals for the Plan Year include:

• Earnings Per Share (EPS)
• Earnings Before Interest and Taxes (EBIT)
• Working Capital Rate to Revenue (WCRR)
• Revenue

The operating goals reflect group accountability and are related to the operating unit where the employee has a direct impact.

The goals are established based on the following list of approved business unit levels:

AeroMet Corporate Friction Stir Welding Sensors Software & Consulting Test

The goals for participants below the direct reports to the CEO require one- over-one approval to:

• Integrate goals into the Company operating plan • Guard against conflicting goals • Help to assure consistency in degree of difficulty

The CEO has the final approval for plan goals over all participants other than himself.

Section 5.     Payout Opportunity

The MVC target payment is expressed as a percentage of salary level midpoint and is assigned at the beginning of the Plan Year. Incentive payments vary above and below the target percent based on the financial results in comparison to the established goals.

The MVC target percentage is assigned based on salary level, scope of responsibility, and profit impact of the position. These target percentages are reviewed annually with market survey information and are competitive within similar companies and industries. The MVC target percentage range by type of position is listed below:

Type of Position	MVC Target % range
Executive	30% – 70%
Manager/Technical Supervisor/
Key Technical Employee	6% – 25%

Overranging is when the payout is greater than 100% because the actual results are above established goals. An overranging multiplier is assigned to each financial goal. For all positions, the MTS EPS goal must be met or exceeded before the overranging multiplier for each established goal is applied. There is no overranging potential for operating goals.

Payout Opportunity – Executive

Weight	30%	50%	20%

Goal	Corp EPS	BU EBIT or	BU WCRR or
		BU Revenue	BU Revenue

Over Range Multiplier	2	3	2

Maximum Over-ranging	60%	150%	40%

Total	250% Maximum Over-ranging

BU: Business Unit

Payout Opportunity – Manager/Technical Supervisor/Key Technical Employee

Weight	20%	50%	20%	10%

Goal	Corp EPS	BU EBIT	BU WCRR or BU Revenue	Operating Objective

Over Range Multiplier	2	3	2	1

Maximum Over-ranging	40%	150%	40%	10%

Total	240% Maximum Over-ranging

BU: Business Unit

Section 6. Determining the Payout

Payouts are based on four factors: 1) the degree to which goals are met; 2) the MVC target percentage; 3) the midpoint of the salary range as assigned at the beginning of the Plan Year; and 4) the percentage of time worked during the Plan Year.

Each goal is assigned a payout range. The minimum level or hurdle represents that level of performance below, which no award is to be paid. The stretch target and maximum stretch target of a payout range represents performance above target and overranging may apply at these levels. The sum of the relative weightings of the objectives must equal 100%.

Payouts will be made within 90 days of the end of the Plan Year, expected to be on or before December 31.

Section 7.     Relationship to Other Compensation Plans

7.a     “Non-Management” Variable Compensation (VC)

Employees may be eligible for a variable compensation bonus at the end of the Plan Year if they are not eligible to participate in another variable compensation program (i.e. Management Variable Compensation, sales commissions); work at least a 1,000 hours during the Plan Year; and are employed by the Company at the end of the Plan Year.

The following is an outline summary to which these VC plans must adhere. They are included in the MVC Plan for reference only.

•	VC Competitive payout potential is 3% of the midpoint of the salary range in which the employee is placed at the beginning of the fiscal year.

•	VC payout will normally be based on the combination of the results of a corporate goal and the employee’s vice president’s goals for the year.

•	The entire 3% VC payout potential is eligible for overranging for participating employees.

•	Eligibility and participation rules for VC will be the same as those for MVC, where appropriate.

Payout Opportunity – Non-Management

Weight	30%	60%	20%

Goal	Corp EPS	BU EBIT	BU WCRR or
			BU Revenue

Over Range Multiplier	2	3	3

Maximum Over-ranging	40%	180%	60%

Total	280% Maximum Over-ranging

BU: Business Unit

7.b     Retirement Plan

The calculations for the Management Variable Compensation Plan and Variable Compensation Plan are made after deductions for retirement plans.

Payout to a U.S. based participant in the Management Variable Compensation Plan and Variable Compensation Plan is included in the calculation of the Company’s contribution to that employee’s retirement plan.